Exhibit 99.1

Ekso Bionics Reports Third Quarter 2023 Revenue Growth of 38%

Achieves Record Quarter of EVO Unit Sales

SAN RAFAEL, Calif., October 26, 2023 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and nine months ended September 30, 2023.

Recent Highlights and Accomplishments

●	Reported revenue of $4.6 million in the third quarter of 2023, an increase of 38% year-over-year
●	Sold a total of 41 EksoHealth devices in the third quarter of 2023
●	Record quarter of EVO unit sales
●	Gross profit of $2.5 million in the third quarter of 2023, compared to $1.7 million in the same period last year

“We continued to generate strong sales of our EksoHealth devices reflecting solid multi-unit order flow with large network operators and continued customer adoption of our Indego product line,” said Scott Davis, the Company’s Chief Executive Officer. “In addition, we established a foundation to grow our EksoWorks business as evidenced by a record number of EVO unit sales in the quarter. Finally, we recently applied Ekso Indego Personal for code determination under the proposed Centers for Medicare & Medicaid Services (“CMS”) rule change to include personal exoskeletons in the Medicare benefit category for braces. If the proposed CMS rules are adopted and our application is approved, we believe the addressable market for our home and community devices for spinal cord injury patients could be significantly expanded.”

Third Quarter 2023 Financial Results

Revenue was $4.6 million for the quarter ended September 30, 2023, an increase of 38%, compared to $3.3 million for the same period in 2022. The Company sold a total of 41 EksoHealth units in the third quarter of 2023.

Gross profit for the quarter ended September 30, 2023 was $2.5 million, an increase of 46% from the same period in 2022, representing a gross margin of approximately 53% in the third quarter of 2023, compared to a gross margin of 51% for the same period in 2022. The increase in gross margin was primarily due to lower device and service costs.

Sales and marketing expenses for the quarter ended September 30, 2023 were $2.1 million, compared to $1.7 million for the same period in 2022. The increase was primarily due to additional headcount associated with the acquisition of the Human Motion Control (“HMC”) business unit.

Research and development expenses for the quarter ended September 30, 2023 were $1.2 million, compared to $0.9 million for the same period in 2022. The increase was primarily due to additional of headcount and an increase in research activity associated with the acquisition of HMC.

General and administrative expenses for the quarter ended September 30, 2023 were $2.2 million, compared to $2.7 million for the same period in 2022. The decrease was primarily due to a decrease in legal and business development costs.

Net loss applicable to common stockholders for the quarter ended September 30, 2023 narrowed to $3.4 million, or $0.24 per basic and diluted share, from a net loss of $4.3 million, or $0.33 per basic and diluted share, for the same period in 2022.

Nine Months Ended September 30, 2023

Revenue was $13.4 million for the nine months ended September 30, 2023, an increase of 43%, compared to $9.4 million for the same period in 2022. The Company sold a total of 112 EksoHealth devices in the first nine months of 2023.

Gross profit for the nine months ended September 30, 2023 was $6.7 million, representing a gross margin of approximately 50%, compared to gross profit of $4.5 million for the same period in 2022, representing a gross margin of 48%. The overall increase in gross margin was primarily due to lower device costs.

Sales and marketing expenses for the nine months ended September 30, 2023 were $6.5 million, compared to $5.2 million the same period in 2022. The increase was primarily due to higher compensation costs associated with the acquisition of HMC, and severance expense.

Research and development expenses for the nine months ended September 30, 2023 were $3.7 million, compared to $2.7 million for the same period in 2022. The increase was primarily due to additional of headcount and an increase in research activity associated with the acquisition of HMC.

General and administrative expenses for the nine months ended September 30, 2023 were $8.2 million, compared to $7.8 million for the same period in 2022. The increase was primarily due to HMC-related audit, accounting and integration costs, partially offset by the decrease in severance costs.

Net loss applicable to common stockholders for the nine months ended September 30, 2023 was $12.0 million, or $0.88 per basic and diluted share, compared to net loss of $11.9 million, or $0.92 per basic and diluted share, for the same period in 2022.

Cash on hand at September 30, 2023 was $9.9 million, compared to $20.5 million at December 31, 2022. Cash used in operating activities in the first nine months of 2023, inclusive of the HMC acquisition, was $10.5 million, compared to $11.0 million in the same period of 2022.

Conference Call

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET to discuss the Company’s financial results and recent business developments.

A live webcast of the event is available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here. Investors interested in listening to the conference call may do so by dialing 877-407-3036 for domestic callers or 201-378-4919 for international callers. The webcast will also be available on the Company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its industry-leading expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. Ekso Bionics is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com or follow @EksoBionics on X, formerly Twitter.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, including the possibility of the Company’s products becoming eligible for reimbursement under Medicare following adoption of the proposed CMS rule changes and the corresponding increase to the Company’s addressable market. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the CMS proposed rules not taking effect or deviating materially from the proposed rules, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure of the Company to obtain or maintain patent protection for the Company's technology, the failure of the Company to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, the Company’s ability to successfully integrate the HMC business and its personnel, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s X page, formerly Twitter, at @EksoBionics. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

Contact:

David Carey

212-867-1768

investors@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and restricted cash	$9,937	$20,525
Accounts receivable, net	5,873	4,625
Inventories	5,487	5,187
Prepaid expenses and other current assets	1,065	700
Total current assets	22,362	31,037
Property and equipment, net	2,086	2,680
Right-of-use assets	1,053	1,307
Intangible assets, net	4,972	5,217
Goodwill	431	431
Other assets	279	231
Total assets	$31,183	$40,903
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,502	$3,151
Accrued liabilities	2,096	2,278
Deferred revenues, current	1,635	1,121
Notes payable, current	1,250	2,310
Lease liabilities, current	351	341
Total current liabilities	7,834	9,201
Deferred revenues	2,064	1,032
Notes payable, net	5,066	3,767
Lease liabilities	817	1,087
Warrant liabilities	47	233
Other non-current liabilities	98	141
Total liabilities	15,926	15,461
Stockholders' equity:
Common stock	14	13
Additional paid-in capital	250,441	248,813
Accumulated other comprehensive income	733	563
Accumulated deficit	(235,931)	(223,947)
Total stockholders' equity	15,257	25,442
Total liabilities and stockholders' equity	$31,183	$40,903

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Revenue	$4,607	$3,329	$13,432	$9,361
Cost of revenue	2,151	1,643	6,722	4,825
Gross profit	2,456	1,686	6,710	4,536

Operating expenses:
Sales and marketing	2,052	1,742	6,489	5,212
Research and development	1,159	887	3,712	2,680
General and administrative	2,176	2,711	8,172	7,764
Total operating expenses	5,387	5,340	18,373	15,656

Loss from operations	(2,931)	(3,654)	(11,663)	(11,120)

Other (expense) income, net:
Interest expense, net	(64)	(34)	(236)	(90)
Gain on revaluation of warrant liabilities	60	112	186	1,011
Unrealized loss on foreign exchange	(433)	(732)	(223)	(1,704)
Other income (expense), net	3	4	(48)	1
Total other expense, net	(434)	(650)	(321)	(782)

Net loss	$(3,365)	$(4,304)	$(11,984)	$(11,902)

Net loss per share, basic	$(0.24)	$(0.33)	$(0.88)	$(0.92)

Net loss per share, diluted	$(0.24)	$(0.33)	$(0.88)	$(0.92)

Weighted average number of shares of common stock outstanding, basic and diluted	14,073	13,071	13,672	12,896

Weighted average number of shares of common stock outstanding, diluted	14,073	13,071	13,672	12,896